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                                                                    EXHIBIT 23.2


                          Independent Auditors' Consent

The Board of Directors
The Reader's Digest Association, Inc.:

We consent to the use of our report dated August 14, 2001, with respect to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries (referred to herein as "the Company") as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, incorporated herein by reference in this Registration Statement on Form S-4 ("Registration Statement") and related proxy statement/prospectus of the Company and to the reference to our firm under the heading "Independent Accountants" in the proxy statement/prospectus.

As discussed in Note 1 to the consolidated financial statements, during the year ended June 30, 2001 the Company changed its method of accounting for its investment in an affiliate from the cost method to the equity method. All prior periods have been restated to reflect reported results as if the Company had been accounting for this investment on the equity method since its initial ownership.

Also, as discussed in Note 7 to the consolidated financial statements, for the year ended June 30, 1999 the Company changed its method for calculating the market-related value of pension plan assets used in the determination of pension expense.


/s/ KPMG LLP


New York, New York
June 14, 2002